Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated August 18, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2J4 (reopening)

Principal Amount (in Specified Currency): $25,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.0012% (or $25,000,300) plus accrued interest
	     from August 18, 2008

Trade Date: August 18, 2008

Original Issue Date: August 21, 2008

Stated Maturity Date: August 17, 2010

Initial Interest Rate: Three month LIBOR determined on
		       August 14, 2008 plus 0.10%, accruing from
		       August 18, 2008

Interest Payment Period: Quarterly

Interest Payment Dates: the 17th of each February, May, August and
			November, and on the Stated Maturity Date

Net Proceeds to Issuer: 99.9812% (or $24,995,300) plus accrued interest
			from August 18, 2008

Agent's Discount or Commission: 0.02%

Agent: Deutsche Bank Securities Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.10%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: November 17, 2008

Interest Rate Reset Period: Quarterly

Interest Reset Dates: the same dates as each Interest Payment Date

Interest Determination Date: the second London Banking Day preceding
			     each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Fungibility

The Notes offered hereby will have the same terms as, and will be fungible with, the $325,000,000 aggregate principal amount of Notes previously issued, but will be offered at a different Issue Price. Once issued, the Notes offered hereby will become part of the same series as the Notes previously issued.

Interest

Notwithstanding anything to the contrary in the Prospectus Supplement and Prospectus, the first Interest Calculation Period will be the period from and including August 18, 2008 to and excluding the Initial Interest Reset Date, and interest on the Notes for such Interest Calculation Period will accrue from and including August 18, 2008, to and excluding the Initial Interest Reset Date.